IRREVOCABLE PROXY AND VOTING AGREEMENT
           WITH RESPECT TO ELECTION OF DIRECTORS



          For good and valuable consideration, receipt of which is hereby acknowledged, Edward I. Epstein ("Epstein") hereby appoints Stephen A. Ollendorff ("Ollendorff") the proxy of Epstein, solely with respect to the election of directors, commencing on the date hereof and terminating on December 31 of such year in which either party shall have given the other party at least twelve (12) months' written notice thereof prior to December 31 of such year; provided, that, notwithstanding the foregoing the Proxy shall remain in full force and effect until at least December 31, 1998 (the "Proxy Term"); with full power to vote at any meeting (or action by consent) of Acorn Venture Capital Corporation (the "Company") in such manner as he, in his sole discretion deems proper with respect to (i) the shares of Common Stock, $.01 par value, of the Company, which Epstein owns or is entitled to vote (the "Stock"), and (ii) any securities issued or issuable in respect of the Stock during the Proxy Term. If any shares of the Stock covered by this Proxy are sold to any other party, the Proxy as it relates to such shares of Stock shall terminate immediately upon such sale.



          This Proxy is coupled with an interest and is irrevocable during the Proxy Term. At any time and from time to time during the Proxy Term, Epstein shall execute and deliver to Ollendorff, or his designees, such additional proxies or instruments as may be deemed by Ollendorff necessary or desirable to effectuate the purposes of this Proxy or further to evidence the right and powers granted hereby. This Proxy shall terminate in the event of the death of Ollendorff or in the event a conservator or guardian is appointed to administer the affairs of Ollendorff.


          Anything in this Proxy and Agreement to the contrary notwithstanding, Ollendorff undertakes to vote the Stock, as well as use his best efforts (including voting shares of stock of Acorn owned by him) for the election of the greater of (i) two (2) directors or (ii) a number of directors equal to 22% (rounded up to the next highest number) of the entire Board of Directors, acceptable to Epstein.

          IN WITNESS WHEREOF, Epstein and Ollendorff each has executed this Irrevocable Proxy and Voting Agreement as of the 19th day of December, 1995.

                              Edward N. Epstein
                              ____________________________
WITNESS:                      Edward N. Epstein


Orland M. Wolford
________________________


WITNESS:



Orland M. Wolford
________________________      Stephen A.Ollendorff
                              ____________________________
                              Stephen A. Ollendorff